                                                                    EXHIBIT 99.1

                              AMENDMENT NO. 3 TO
            THE AMENDED AND RESTATED MATTEL 1996 STOCK OPTION PLAN

         The Amended and Restated Mattel 1996 Stock Option Plan (the "Plan") is hereby amended, effective as of January 1, 2000, as set forth below.

1. Section 8 of the Plan is hereby amended by adding a new Paragraph (e), reading in its entirety as follows:

          (e) In the event the Participant incurs a Severance after the attainment of age fifty-five (55) and the completion of five (5) years of service (as determined for a Participant who is also an employee of the Company in accordance with the terms of the Mattel, Inc. Personal Investment Plan), all Non-Qualified Stock Options which were granted to such Participant at least six (6) months prior to such Severance, whether or not previously exercisable, shall become exercisable immediately.

2. Section 9(b) of the Plan is hereby amended and restated to read in its entirety as follows:

          (b) Except to the extent the terms of an Option permit its later termination, notwithstanding the provisions of Paragraph (a) above, in the case of a Participant who incurs a Severance after the attainment of age fifty-five (55) and the completion of five (5) years of service (as determined for a Participant who is also an employee of the Company in accordance with the terms of the Mattel, Inc. Personal Investment Plan), the Participant will be able to exercise his or her Non-Qualified Stock Options until the earlier of (i) five (5) years following Severance or (ii) the date on which the Options would otherwise expire.

3. The foregoing amendments to the Plan shall apply (i) with respect to awards granted under the Plan on or after November 4, 1999, as of the date of grant, and (ii) with respect to awards previously granted under the Plan, effective as of January 1, 2000.


                          *                *              *


          IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to the Plan to be executed, effective as set forth above.

                                        MATTEL, INC.


                                        By:    /s/ Alan Kaye
                                           ----------------------------
                                           Name:  Alan Kaye
                                           Title: SVP HR